Exhibit 5.1

[McGuireWoods LLP Letterhead]

August 10, 2017

Board of Directors

Kraft Heinz Foods Company

One PPG Place

Pittsburgh, Pennsylvania 15222

KRAFT HEINZ FOODS COMPANY

$350,000,000 Floating Rate Senior Notes due 2019

$650,000,000 Floating Rate Senior Notes due 2021

$500,000,000 Floating Rate Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Kraft Heinz Foods Company, a Pennsylvania limited liability company (formerly known as H.J. Heinz Company and formerly a Pennsylvania corporation) (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-213290) (the “Registration Statement”), which was filed by the Company and The Kraft Heinz Company, a Delaware corporation (formerly known as H.J. Heinz Holding Corporation) (the “Guarantor”), with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain debt securities of the Company, and the issuance by the Company of $350,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2019 (the “2019 Notes”), $650,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2021 (the “2021 Notes”) and $500,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes and the 2022 Notes, collectively, the “Notes”), as described in the Company’s Prospectus, dated August 24, 2016 (the “Base Prospectus”), as supplemented by the Prospectus Supplement, dated August 7, 2017 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Registration Statement became effective on August 24, 2016. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

The Notes are to be issued under an indenture dated as of July 1, 2015 (the “Base Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas (as successor trustee to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as supplemented by a sixth supplemental indenture relating to the Notes, dated as of August 10, 2017 (the “Supplemental Indenture”) among the Company, the Guarantor and the Trustee. The Base Indenture as supplemented by the Supplemental Indenture is referred to herein as the “Indenture”. The Company’s obligations under the Notes are fully and unconditionally guaranteed pursuant to the Indenture by the Guarantor. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Prospectus or the Indenture.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Base Prospectus;

(c)	the preliminary prospectus supplement, dated August 7, 2017, supplementing the Base Prospectus, relating to the offering and sale of the Notes (the “Preliminary Prospectus”);

(d)	the pricing term sheets identified in Annex B to the Underwriting Agreement;

(e)	the Prospectus Supplement;

(f)	the Base Indenture;

(g)	the Supplemental Indenture;

(h)	global note Certificate no. R-1 representing the 2019 Notes, global note Certificate nos. R-1 and R-2 representing the 2021 Notes and global note Certificate no. R-1 representing the 2022 Notes, each dated August 10, 2017; and

(i)	the Underwriting Agreement.

The documents referred to in clauses (f) through (i) above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document.”

In addition we have examined and relied upon the following:

(i)    a certificate from the Assistant Secretary of the Company certifying as to (A) true and correct copies (1) of the Amended and Restated Articles of Incorporation and Bylaws, as amended, of the Company as in effect on July 1, 2015 (the “Corporate Organizational Documents”) and (2) the Certificate of Organization and Operating Agreement of the Company (the “LLC Organizational Documents”, and together with the Corporate Organizational Documents, the “Organizational Documents”); (B) the authorizing resolutions of the Company authorizing (1) the issuance, execution, delivery and performance of the Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the Notes by the Company and (2) the sale of the Notes by the Company pursuant to the Underwriting Agreement (the “Authorizing Resolutions”); and (C) the incumbency and specimen signature(s) of the individual(s) authorized on behalf of the Company to execute and deliver the Subject Documents to which the Company is a party;

(ii)    a certificate dated August 10, 2017 issued by the Office of the Secretary of the Commonwealth of Pennsylvania, attesting to the subsistence of the Company in the Commonwealth of Pennsylvania; and

(iii)    originals or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the internal laws of the Commonwealth of Pennsylvania.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)    Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company and the Guarantor set forth in the Subject Documents (if any) and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b)    Signatures. The signatures of individuals signing the Subject Documents are genuine.

(c)    Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d)    Legal Capacity of Certain Parties. All individuals who have signed or will sign each Subject Document had or will have, as of the date the applicable Subject Document is executed and delivered, the legal capacity to execute such Subject Document.

(e)    No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the transactions contemplated by the Subject Documents. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of any of the Subject Documents except for, in the case of the terms of the Base Indenture, the Supplemental Indenture.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.    Organizational Status. The Company is duly registered as a Pennsylvania Limited Liability Company under the laws of the Commonwealth of Pennsylvania and is currently subsisting under such laws.

2.    Power and Authority; Authorization. The Company had the corporate power and has the limited liability company power to enter into the Base Indenture, and has taken all necessary corporate and limited liability company action to duly authorize the execution, delivery and performance thereof. The Company has the limited liability company power to enter into each of the Underwriting Agreement, the Supplemental Indenture and the Notes, and has taken all necessary limited liability company action to duly authorize the execution, delivery and performance thereof. The Underwriting Agreement, the Supplemental Indenture and the Notes are duly authorized by the Company.

3.    Execution and Delivery. Each of the Underwriting Agreement, Base Indenture, the Supplemental Indenture and the Notes has been duly executed and delivered by the Company.

4.    Noncontravention. Neither the execution and delivery by the Company of each of the Base Indenture, the Supplemental Indenture and the Notes, nor the performance by the Company of its obligations thereunder: (a) violates any provision of the Company’s Organizational Documents or (b) violates any statute or regulation of Applicable Law that is applicable to the Company.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a)    Certain Laws. The following laws and regulations promulgated thereunder, and the effect of such laws and regulations on the opinions expressed herein: federal and state securities and Blue Sky laws, antifraud, derivatives or commodities law; banking laws; the USA PATRIOT Act of 2001 and other anti-terrorism laws; laws governing embargoed or sanctioned persons; anti-money laundering laws; anti-corruption laws; truth-in-lending laws; equal credit opportunity laws; consumer protection laws; pension and employee benefit laws; environmental laws; tax laws; health and occupational safety laws; building codes and zoning, subdivision and other laws governing the development, use and occupancy of real property; the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other antitrust and unfair competition laws; the Assignment of Claims Act of 1940, as amended; and laws governing specially regulated industries (such as communications, energy, gaming, healthcare, insurance, transportation and utilities) or specially regulated products or substances (such as alcohol, drugs, food and radioactive materials).

(b)    Local Ordinances. The ordinances, statutes, administrative decisions, orders, rules and regulations of any municipality, county, special district or other political subdivision of a state.

(c)    Enforceability. The validity, binding effect or enforceability of the Base Indenture, the Supplemental Indenture, the Notes, the Underwriting Agreement or any other document referred to therein or in the Registration Statement.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a)    Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b)    Noncontravention. With respect to the opinion expressed in Paragraph 4(b), our opinion is limited to our review of only those statutes and regulations of Applicable Law that, in our experience, are normally applicable to transactions of the type contemplated by the Subject Documents and to business organizations generally.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement, the Preliminary Prospectus and the Prospectus relating to the Notes. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

5